EXHIBIT 3.01(i)

                          CERTIFICATE OF INCORPORATION

                                       OF

                          AMERICAN MEDICAL ALERT CORP.

              Under Section 402 of the Business Corporation Law


     The undersigned, a natural person of the age of eighteen years or over, desiring to form a corporation pursuant to the provisions of the Business Corporation Law of the State of New York, hereby certifies as follows:

          FIRST: The name of the corporation is

                          AMERICAN MEDICAL ALERT CORP.

hereinafter sometimes called "the corporation."

          SECOND: The purposes for which it is formed are as follows:

     To devise, manufacture, buy, sell, lease, distribute, and generally deal in electronic alarm and communication devices and products used in communicating the need for aid or assistance in the event of emergency or otherwise; to install, service, repair and monitor said devices; to devise, manufacture, buy, sell, lease, distribute and generally deal in alarms and security devices of all kinds, makes and descriptions.

     To purchase, receive, lease, or otherwise acquire and to manage, hold, own, use, improve, convey, sell, mortgage, or otherwise deal in and with lands, buildings and real property of every description, or any interest therein.

     To adopt, apply for, obtain, register, purchase, lease or otherwise acquire and to maintain, protect, hold, use, own, exercise, develop, manufacture under, operate and introduce, and to sell and grant licenses or other rights in respect of assign or otherwise dispose of, turn to account, or


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in any manner deal with and contract with reference to, any trade marks, trade names, patents, patent rights, concessions, franchises, designs, copyrights and distinctive marks and rights analogous thereto, and inventions, devices, improvements, processes, recipes, formulae and the like, including such thereof as may be covered by, used in connection with, or secured or received under, Letter Patent of the United States of America or elsewhere or otherwise, and any licenses in respect thereof and any or all rights connected therewith or appertaining thereto.

     In furtherance of its corporate business and subject to the limitations prescribed by statute, to be a promoter, partner, member, associates or manager of other business enterprises or ventures, or to the extent permitted in any other jurisdiction to be an incorporator of other corporations of any type or kind and to organize, or in any way participate in the organization, reorganization, merger or liquidation of any corporation, association or venture and the management thereof.

     To conduct its business, and to exercise all of its corporate powers and rights, in the State of New York, and in the various other states, territories, possessions and dependencies of the United States, the District of Columbia, and in any foreign countries. To carry out all or any part of the foregoing purposes as principal, factor, agent, broker, contractor or otherwise, either alone or in conjunction with any persons, firms, associations, corporations, or others in any part of the world; and in carrying on its business and for the purpose of attaining or furthering any of its purposes, to make and perform contracts of any kind and description, and to do anything and everything necessary, suitable, convenient or proper for the accomplishment of any of the purposes herein enumerated.

     For the accomplishment of the aforesaid purposes, and in furtherance thereof, the corporation shall have and may exercise all of the powers conferred by the Business Corporation


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Law upon corporations formed thereunder, subject to any limitations contained in
Article 2 of said law or in accordance with the provisions of any other statute of the State of New York.

     THIRD: The office of the corporation in the State of New York is to be located in the Town of Hempstead, County of Nassau.

     FOURTH: The aggregate number of shares which the corporation shall have the authority to issue is 200, without par value.

     FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served, and the address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is c/o Korn & Spirn, 50 Clinton Street, Hempstead, New York 11550.

     SIXTH: Shareholders shall not be entitled to preemptive rights, directly or indirectly, in prespect of any equity, voting, or other shares of the corporation.

     SEVENTH: Except as may otherwise be specifically provided in this Certificate of Incorporation, no provision of this Certificate of Incorporation is intended by the corporation to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the Business Corporation Law upon the corporation, upon its shareholders, bondholders, and security holders, and upon its directors, officers, and other corporate personnel, including, in particular, the power of the corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the Business Corporation Law and the defined and prescribed rights of said persons to indemnification as the same are conferred by the Business Corporation Law.



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      IN WITNESS WHEREOF I hereunto sign my name and affirm that statements made herein are true under the penalties of perjury this 13th day of January 1981.

Name & Address    Mary E. Smith
                  284 State Street
of Incorporator:  Albany, New York  12210       _____________________________